EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Quarterly EPS of $0.30.  Core Net Interest Margin Constant at 3.33%

Brooklyn, NY – April 26, 2012 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported financial results for the quarter ended March 31, 2012.

Consolidated net income for the quarter ended March 31, 2012 was $10.2 million, or 30 cents per diluted share, compared to $12.7 million, or 38 cents per diluted share, for the quarter ended December 31, 2011, and $11.1 million, or 33 cents per diluted share, for the quarter ended March 31, 2011.

EPS declined $0.08 linked quarter, reflecting $0.05 of prepayment expense incurred during the March 2012 quarter associated with the prepayment of $95.0 million of borrowings, a $0.04 income tax recovery recorded in the December 2011 quarter, and $0.03 of higher operating expenses, which ran below normalized levels during the December 2011 quarter, and returned to normalized levels in the March 2012 quarter. Partially offsetting these items was an additional $0.04 of fee income earned on loan prepayments in the March 2012 quarter above the December 31, 2011 quarter.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "In this interest rate environment, we are all watching the prepayment speeds on loans.  The annualized prepayment speed in this first quarter was 24%, compared to 19% last quarter.  As has been our practice in the past, we applied prepayment fee income to pay off a portion of our borrowings, in order to better align our funding and asset durations.  We also reduced our non-accrual loans through note sales, and ended the March 2012 quarter with non-accrual loans representing only 43 basis points of total loans.  The allowance level once again exceeds 100% of total non-accrual loans.  Core net interest margin remained stable, while capital levels and ratios continue to grow.  While earnings remain high, our focus now continues to be on setting the foundation for the next phase of the business cycle, and potential future growth."

OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2012

Net Interest Margin
Linked quarter net interest margin (“NIM”) declined 7 basis points from 3.54% to 3.47%.  The average yield on portfolio real estate loans increased by 25 basis points linked quarter, to 5.87%, due primarily to $4.4 million of prepayment income, which added 0.51% to the average yield on real estate loans compared to 0.23% in the December 2011 quarter.  The cost of interest bearing deposits declined by 5 basis points, while the cost of borrowed funds increased by 103 basis points, both linked quarter.  Absent $3.2 million of costs incurred during the March 2012 quarter to prepay $95 million of borrowings, the average borrowing costs would have declined 5 basis points on a linked quarter basis.  This prepayment, by eliminating a negative carrying cost on pledged securities, is expected to add approximately 2 basis points to the NIM during the quarter ending June 30, 2012.

NIM, excluding the effects of both loan prepayment fees and borrowing prepayment costs, remained constant at 3.33% from the December 2011 quarter to the March 2012 quarter, reflecting a decline of 3 basis points in the average yield on interest earning assets that was substantially offset by a decline of 3 basis points in the average cost of interest bearing liabilities.  The average balances of both deposits and real estate loans remained relatively unchanged on a linked quarter basis.

The Company remains measured in its approach to growing the loan portfolio through this period of both aggressive competition and a very low interest rate environment driven by the Federal Reserve’s accommodative monetary policy.  As a result, while both loan amortization (including satisfactions) and federal agency investment securities call activity ran ahead of forecasted levels during the quarter ended March 31, 2012, the Company did not fully deploy the incremental proceeds into new loans and agency security purchases, and instead prepaid $95 million of borrowings.  In addition, the Bank targeted further rate reductions on its retail deposit products reflecting competitive practices in Dime's market area.

As a result of the additional funds received from federal agency investment securities calls, loan amortization, and mortgagor escrow deposits, the Company ended the March 2012 quarter with approximately $125 million in cash balances, up from $43 million at December 31, 2011.  A portion of this liquidity is expected to be deployed during the remainder of 2012 in the form of either real estate loan originations or purchases of agency-issued securities.

Net Interest Income
Net interest income was $33.4 million in the quarter ended March 31, 2012, down $733,000 from the December 2011 quarter and $1.6 million from the $35.0 million reported in the March 2011 quarter. Prepayment fee income totaled $4.4 million during the March 2012 quarter, up from $1.8 million recognized in the December 2011 quarter and $1.3 million during the March 31, 2011 quarter.  The Company utilized $3.2 million of this prepayment fee income to offset the cost incurred to prepay some borrowings during the March 2012 quarter.  Absent the impact of both loan prepayment fee income and borrowing prepayment costs, net interest income was $32.0 million during the March 2012 quarter, down $151,000 from the December 2011 quarter and $1.5 million from the March 31, 2011 quarter.  Adjusted for the effects of prepayment fee income on loans and borrowing prepayment costs, the decline in net interest income from the March 2011 quarter resulted primarily from a decline of 13 basis points in the average spread between the yield earned on the Company's interest earning assets and the cost of the Company's interest bearing liabilities, reflecting the ongoing low interest rate environment.

Interest Rate Risk Management Activities
The Company prepaid $40 million of borrowings secured by securities sold under agreement to repurchase ("Repos") during the quarter ended March 31, 2012.  These borrowings had an average cost of 3.17% and were collateralized by securities with an average yield that was less than 1%, thus creating a negative carrying cost of over 2%.  The Company therefore elected to utilize income and cash flows generated from loan prepayments, as well as deposit balances, to prepay these borrowings and eliminate the negative carrying cost.  The Company also prepaid $55 million of Federal Home Loan Bank of New York ("FHLBNY") advances that were due to mature later in 2012, in order to reduce its level of excess liquidity.  The prepayment cost was negligible on the $55 million of FHLBNY advances, and they could be readily replaced at comparable terms should the need arise.

At March 31, 2012, the Company had $335.0 million of "putable borrowings" (i.e. borrowings that are callable by the issuer) outstanding, with a weighted average maturity of 4.5 years.  Since the weighted average cost of these borrowings is 4.2%, they are not anticipated to be put back to the Bank in the near term.

Provision/Allowance For Loan Losses
At March 31, 2012, the allowance for loan losses as a percentage of total loans stood at 0.57%, down slightly from the prior quarter.  During the quarter ended March 31, 2012, the Company recognized $2.3 million of charge-offs.  Of this total, approximately one-half related to one borrower relationship that remained in the portfolio at period end, and the remainder resulted from losses experienced on the disposition of approximately $12.2 million of portfolio loans on non-accrual status as of December 31, 2011.  Non-performing loans held in portfolio declined from $26.0 million at December 31, 2011 to $14.8 million at March 31, 2012, and loans delinquent between 30 and 89 days, which had previously declined $24.6 million during the December 2011 quarter, declined an additional $3.6 million to a balance of $5.7 million as of March 31, 2012.   As a result of all of this activity, the Company determined that it needed to record a provision of $1.5 million to the allowance for loan losses during the March 2012 quarter.  Since the net charge-off activity exceeded the required provision, the allowance for loan losses declined $786,000 during the quarter ended March 31, 2012.

Non-Interest Income
Non-interest income was $1.8 million for the quarter ended March 31, 2012, a reduction of $346,000 from the previous quarter, primarily reflecting both an increase of $149,000 in other-than-temporary impairment charges on the Company's investment in pooled bank trust preferred securities, and a reduction of approximately $140,000 in servicing income recognized on the Bank's loans.

Non-Interest Expense
Non-interest expense was $16.4 million in the quarter ended March 31, 2012, up $1.6 million from the prior quarter, reflecting increases in compensation and benefits, FDIC deposit insurance premiums and marketing expenses.  The $16.4 million of operating expenses incurred during the March 2012 quarter fell slightly below the $16.5 million forecasted in the outlook section of the Company's previous earnings release.

Non-interest expense was 1.62% of average assets during the most recent quarter, resulting in an efficiency ratio of 46.5%.  This remains among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate approximated 40.8% during the quarter ended March 31, 2012, near the 41% level forecasted in the Company's previous earnings release.  During the quarter ended December 31, 2011, the Company concluded that a reserve for an uncertain tax position (formerly known as FASB FIN 48) was no longer warranted, resulting in a $1.1 million reduction in income tax expense during the period.  Excluding this item, the Company's consolidated effective tax rate was 41.6% during the December 31, 2011 quarter.

BALANCE SHEET
Total assets were $4.02 billion at March 31, 2012, substantially unchanged from December 31, 2011.  Real estate loans and investment securities available for sale declined by $40.7 million and $50.1 million, respectively, during the quarter ended March 31, 2012, reflecting both higher than anticipated loan amortization and investment security call activity during the period.  As of March 31, 2012, a portion of the additional cash flows generated from the increased loan amortization and investment security call activity were deployed through the purchase of $23.2 million of adjustable-rate, agency-issued mortgage backed securities ("MBS"), and the remainder was retained in cash and due from banks, which increased by $81.4 million from December 31, 2011 to March 31, 2012.  Excess liquid funds held in cash and due from banks as of March 31, 2012 are expected to be deployed during the remainder of 2012.  As a result of the $23.2 million purchase, MBS increased $12.4 million during the quarter ended March 31, 2012.

The Company additionally utilized net deposit inflows of $43.4 million, $38.2 million of added mortgagor escrow deposit balances, and cash flows from ongoing operations to reduce Repo borrowings by $40.0 million and FHLBNY advances by $55.0 million during the quarter ended March 31, 2012.

Real Estate Loans
Real estate loans declined $40.7 million during the most recent quarter.  Real estate loan originations were $181.4 million during the March 2012 quarter, at an average rate of 4.12%.  Loan amortization and satisfactions totaled $210.0 million during the quarter, or 24.4% of the average portfolio balance on an annualized basis.    The average rate on amortized or satisfied loan balances during the most recent quarter was 5.53%.  The loan pipeline stood at $144.5 million at March 31, 2012, with a weighted average rate of 4.16%.  The average yield on the loan portfolio (excluding prepayment income) during the quarter ended March 31, 2012 was 5.34%, compared to 5.39% during the December 2011 quarter and 5.67% during the March 2011 quarter.

Credit Summary
Non-accrual loans (excluding held for sale loans) were $14.8 million, or 0.43% of total loans, at March 31, 2012, down from $26.0 million, or 0.75% of loans, at December 31, 2011.  The reduction resulted primarily from the disposal of twelve non-accrual portfolio loans totaling $12.2 million during the March 2012 quarter.  Loans delinquent between 30 and 89 days and accruing interest were $5.7 million, or approximately 0.17% of total loans, at March 31, 2012, compared to $9.3 million, or 0.27% of loans, at December 31, 2011.

The sum of non-performing assets and accruing loans past due 90 days or more represented 5.9% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at March 31, 2012 (see table on page 13).  This number compares very favorably to both industry and regional averages.

Within a $300.3 million pool of loans sold to Fannie Mae with recourse exposure, total loans 30 days or more delinquent approximated $1.3 million at March 31, 2012, down from $2.1 million at December 31, 2011.

Deposits and Borrowed Funds
Deposits increased $43.4 million from December 31, 2011 to March 31, 2012, led by growth in money markets, savings and non-interest bearing checking balances of $26.9 million, $7.5 million and $7.1 million, respectively.  Certificates of deposit ("CDs") also increased $4.3 million during the March 2012 quarter.  At March 31, 2012, average deposit balances approximated $91.8 million per branch.  The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

As previously mentioned, during the March 2012 quarter, the Company prepaid $40.0 million of high-cost Repo borrowings and $55.0 million of short-term FHLBNY advances.  These funds will be replaced as needed.

Capital
Dime continues to grow its tangible capital ratio through both retaining earnings and limiting asset growth.  The Bank’s tangible capital ratio was 9.28% at March 31, 2012, up 17 basis points from 9.11% at December 31, 2011.  The Bank's tier-one risk-based capital ratio was 11.81% at March 31, 2012, up from 11.56% at December 31, 2011, and its total risk-based capital ratio was 12.47% at March 31, 2012, compared to 12.24% at December 31, 2011.

At the Company, consolidated tangible capital was 8.13% of tangible assets at March 31, 2012, an increase of 18 basis points from December 31, 2011.  The Company also had approximately $70.0 million of trust preferred securities that were issued as debt outstanding at March 31, 2012, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 9.9%.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 114% during the most recent quarter, resulting in a 47% payout ratio.  Tangible book value per share increased $0.18 sequentially during the most recent quarter, to $9.15 at March 31, 2012.  This growth was fueled by a return of approximately 12.8% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING JUNE 30, 2012
There is no immediate intention to meaningfully grow the loan portfolio at present rates, thus the Company expects to maintain its current pace of loan originations through the second quarter of 2012, with the goal of maintaining the absolute level of the loan portfolio – currently approximately $3.42 billion. Funding for loan originations is currently forecasted to come primarily from loan amortization and satisfactions, as well as from existing liquid balances as of March 31, 2012.  The Company is operating at a strong level of profitability and will continue to grow capital, which will be available for leverage at an appropriate time in the future.

Loans contractually scheduled to mature or reprice during the remainder of the year ending December 31, 2012 totaled $204.4 million with an average rate of 5.98% at March 31, 2012, of which $62.4 million, with an average rate of 5.79%, are scheduled to mature or reprice during the quarter ending June 30, 2012.  Satisfaction and amortization rates (including prepayments and loan refinancing activity), which approximated 24.4% on an annualized basis during the most recent quarter, are expected to moderate to the 15 - 20% annualized range during the June 2012 quarter.

The loan commitment pipeline was approximately $144.5 million at March 31, 2012, with an approximate weighted average rate of 4.16%, and was comprised primarily of multifamily residential loans.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the second quarter of 2012.  The Bank has $494.3 million of CDs maturing at an average cost of 1.24% during the remainder of the year ending December 31, 2012, of which $252.5 million at an average cost of 1.40% are expected to mature during the June 2012 quarter.  Offering rates on 12-month term CDs currently range between 50 and 75 basis points.  Borrowings totaling $107.3 million at an average rate of 3.80% are scheduled to mature or reprice during the second quarter of 2012, although the Bank will continue to look for opportunities to restructure its borrowed funds portfolio in order to either enhance profitability or reduce interest rate risk.

Assuming current levels hold for delinquent and troubled loans, management expects loan loss provisioning to approximate the level recorded during the March 2012 quarter.

Absent any unforeseen items, the quarterly non-interest expense level is expected to approximate $16.6 million throughout 2012.

The Company projects that the consolidated effective tax rate will approximate 41.0% throughout 2012.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.02 billion in consolidated assets as of March 31, 2012, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31, 2012	December 31, 2011
ASSETS:
Cash and due from banks	$124,749	$43,309
Investment securities held to maturity	6,225	6,511
Investment securities available for sale	124,750	174,868
Trading securities	1,886	1,774
Mortgage-backed securities available for sale	106,314	93,877
Federal funds sold and other short-term investments	-	951
Real Estate Loans:
One-to-four family and cooperative apartment	94,405	100,712
Multifamily and underlying cooperative (1)	2,580,994	2,599,456
Commercial real estate (1)	738,165	751,586
Construction and land acquisition	592	3,199
Unearned discounts and net deferred loan fees	3,516	3,463
Total real estate loans	3,417,672	3,458,416
Other loans	2,063	2,449
Allowance for loan losses	(19,468)	(20,254)
Total loans, net	3,400,267	3,440,611
Loans held for sale	1,445	3,022
Premises and fixed assets, net	32,485	32,646
Federal Home Loan Bank of New York capital stock	47,014	49,489
Other real estate owned, net	-	-
Goodwill	55,638	55,638
Other assets	118,085	118,484
TOTAL ASSETS	$4,018,858	$4,021,180
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$148,162	$141,079
Interest Bearing Checking	96,978	99,308
Savings	361,200	353,708
Money Market	798,979	772,055
Sub-total	1,405,319	1,366,150
Certificates of deposit	981,810	977,551
Total Due to Depositors	2,387,129	2,343,701
Escrow and other deposits	109,974	71,812
Securities sold under agreements to repurchase	155,000	195,000
Federal Home Loan Bank of New York advances	884,775	939,775
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	42,931	39,178
TOTAL LIABILITIES	3,650,489	3,660,146
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,627,345 shares, and 51,566,098 shares issued at March 31, 2012, and December 31, 2011, respectively, and 35,170,103 shares and 35,109,045 shares outstanding at March 31, 2012 and December 31, 2011, respectively)	516	516
Additional paid-in capital	232,506	231,521
Retained earnings	363,559	358,079
Unallocated common stock of Employee Stock Ownership Plan	(3,181)	(3,239)
Unearned common stock of Restricted Stock Awards	(2,599)	(3,037)
Common stock held by the Benefit Maintenance Plan	(8,655)	(8,655)

Treasury stock (16,457,252 shares, and 16,457,053 shares at March 31, 2012, and December 31, 2011, respectively)	(204,442)	(204,442)
Accumulated other comprehensive loss, net	(9,335)	(9,709)
TOTAL STOCKHOLDERS' EQUITY	368,369	361,034
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,018,858	$4,021,180

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011

Interest income:
Loans secured by real estate	$50,513	$48,409	$50,629
Other loans	20	23	26
Mortgage-backed securities	947	1,069	1,452
Investment securities	315	382	316
Federal funds sold and other short-term investments	674	551	772
Total interest income	52,469	50,434	53,195
Interest expense:
Deposits and escrow	5,726	6,050	6,785
Borrowed funds	13,349	10,257	11,367
Total interest expense	19,075	16,307	18,152
Net interest income	33,394	34,127	35,043
Provision for loan losses	1,457	1,541	1,426
Net interest income after provision for loan losses	31,937	32,586	33,617

Non-interest income:
Service charges and other fees	795	827	763
Mortgage banking income (loss) , net	121	136	93
Other than temporary impairment ("OTTI") charge on securities (1)	(181)	(32)	(63)
Gain (loss) on sale of other real estate owned and other assets	-	-	-
Gain (loss) on trading securities	106	71	46
Other	949	1,134	1,071
Total non-interest income (loss)	1,790	2,136	1,910
Non-interest expense:
Compensation and benefits	9,935	9,196	9,727
Occupancy and equipment	2,471	2,388	2,689
Federal deposit insurance premiums	599	455	1,224
Other	3,403	2,742	3,220
Total non-interest expense	16,408	14,781	16,860

Income before taxes	17,319	19,941	18,667
Income tax expense	7,072	7,214	7,587

Net Income	$10,247	$12,727	$11,080

Earnings per Share:
Basic	$0.30	$0.38	$0.33
Diluted	$0.30	$0.38	$0.33

Average common shares outstanding for Diluted EPS	34,141,575	33,926,905	33,725,726

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$181	$32	$63
Non-credit component not included in earnings	6	-	-
Total OTTI	$187	$32	$63

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.30	$0.38	$0.33
Return on Average Assets	1.01%	1.26%	1.08%
Return on Average Stockholders' Equity	11.22%	14.19%	13.31%
Return on Average Tangible Stockholders' Equity	12.84%	16.42%	15.63%
Net Interest Spread	3.20%	3.31%	3.38%
Net Interest Margin	3.47%	3.54%	3.62%
Non-interest Expense to Average Assets	1.62%	1.46%	1.65%
Efficiency Ratio	46.54%	40.80%	45.60%
Effective Tax Rate	40.83%	36.18%	40.64%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$10.47	$10.28	$9.72
Tangible Book Value Per Share	9.15	8.97	8.29

Average Balance Data:
Average Assets	$4,053,115	$4,054,595	$4,089,222
Average Interest Earning Assets	3,844,480	3,860,798	3,872,270
Average Stockholders' Equity	365,362	358,717	332,946
Average Tangible Stockholders' Equity	319,212	309,969	283,473
Average Loans	3,441,696	3,449,209	3,470,051
Average Deposits	2,358,200	2,354,877	2,368,300

Asset Quality Summary:
Net charge-offs	$2,263	$2,863	$980
Non-accrual Loans	14,808	25,952	19,200
Non-accrual Loans/ Total Loans	0.43%	0.75%	0.56%
Nonperforming Assets (1)	$17,029	$29,985	$19,770
Nonperforming Assets/Total Assets	0.42%	0.75%	0.48%
Allowance for Loan Loss/Total Loans	0.57%	0.58%	0.57%
Allowance for Loan Loss/Non-accrual Loans	131.47%	78.04%	102.41%
Loans Delinquent 30 to 89 Days at period end	$5,727	$9,281	$12,103

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	8.13%	7.95%	7.04%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.28%	9.11%	8.21%
Tier One Risk Based Capital Ratio	11.81%	11.56%	8.21%
Total Risk Based Capital Ratio	12.47%	12.24%	12.28%

(1) Amount comprised of total non-accrual loans (including held for sale loans), other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2012			December 31, 2011			March 31, 2011
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,440,621	$50,513	5.87%	$3,448,215	$48,409	5.62%	$3,468,902	$50,629	5.84%
Other loans	1,075	20	7.44	994	23	9.26	1,149	26	9.05
Mortgage-backed securities	83,704	947	4.53	95,227	1,069	4.49	129,635	1,452	4.48
Investment securities	160,792	315	0.78	160,171	382	0.95	134,299	316	0.94
Other short-term investments	158,288	674	1.70	156,191	551	1.41	138,285	772	2.23
Total interest earning assets	3,844,480	$52,469	5.46%	3,860,798	$50,434	5.22%	3,872,270	$53,195	5.49%
Non-interest earning assets	208,635			193,797			216,952
Total assets	$4,053,115			$4,054,595			$4,089,222

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$89,930	$49	0.22%	$91,704	$55	0.24%	$99,305	$110	0.45%
Money Market accounts	782,446	1,126	0.58	771,531	1,229	0.63	732,274	1,258	0.70
Savings accounts	357,371	163	0.18	350,155	181	0.21	333,129	193	0.23
Certificates of deposit	978,097	4,388	1.80	995,611	4,585	1.83	1,068,006	5,224	1.98
Total interest bearing deposits	2,207,844	5,726	1.04	2,209,001	6,050	1.09	2,232,714	6,785	1.23
Borrowed Funds	1,192,982	13,349	4.50	1,174,368	10,257	3.47	1,256,205	11,367	3.67
Total interest-bearing liabilities	3,400,826	$19,075	2.26%	3,383,369	$16,307	1.91%	3,488,919	$18,152	2.11%
Non-interest bearing checking accounts	150,356			145,876			135,586
Other non-interest-bearing liabilities	136,571			166,633			131,771
Total liabilities	3,687,753			3,695,878			3,756,276
Stockholders' equity	365,362			358,717			332,946
Total liabilities and stockholders' equity	$4,053,115			$4,054,595			$4,089,222
Net interest income		$33,394			$34,127			$35,043
Net interest spread			3.20%			3.31%			3.38%
Net interest-earning assets	$443,654			$477,429			$383,351
Net interest margin			3.47%			3.54%			3.62%
Ratio of interest-earning assets to interest-bearing liabilities		113.05%			114.11%			110.99%

Deposits (including non-interest bearing checking accounts)	$2,358,200	$5,726	0.98%	$2,354,877	$6,050	1.02%	$2,368,300	$6,785	1.16%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$4,549			$1,940			$1,470
Borrowing prepayment costs		$3,191			-			-
Real estate loans (excluding prepayment and late payment fees)			5.34%			5.39%			5.67%
Interest earning assets (excluding prepayment and late payment fees)			4.99%			5.02%			5.56%
Borrowings (excluding prepayment costs)			3.42%			3.47%			3.67%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.88%			1.91%			2.11%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$ 32,036			$ 32,187			$ 33,573
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			3.33%			3.33%			3.47%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

Non-Performing Loans	At March 31, 2012	At December 31, 2011	At March 31, 2011
One- to four-family and cooperative apartment	$1,206	$793	$62
Multifamily residential and mixed use residential (1)	4,253	9,295	5,451
Mixed Use Commercial (1)	840	4,777
Commercial real estate	8,506	11,083	13,667
Construction	-	-	-
Other	3	4	20
Total Non-Performing Loans (2)	$14,808	$25,952	$19,200
Other Non-Performing Assets
Other real estate owned	-	-	-
Non-performing one- to four-family loans held for sale	1,000
Non-performing multifamily loan held for sale	393	393	-
Non-performing construction loan held for sale	-	2,628	-
Pooled bank trust preferred securities	828	1,012	570
Total Non-Performing Assets	$17,029	$29,985	$19,770

Troubled Debt Restructurings not included in non-performing loans
One- to four-family and cooperative apartment	623	625	417
Multifamily residential and mixed use (1)	2,458	1,802	1,673
Mixed Use Commercial (1)	1,140	1,148	1,582
Commercial real estate	39,973	37,113	8,729
Construction	-	-	-
Other	-	-	-
Total Performing Troubled Debt Restructurings ("TDRs")	$44,194	$40,688	$12,401

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled $8.1 million at March 31, 2012, $8.1 million at December 31, 2011 and $7.4 million at March 31,2011, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31, 2012	At December 31, 2011	At March 31, 2011
Total Non-Performing Assets	$17,029	$29,985	$19,770
Loans over 90 days past due on accrual status (4)	5,818	3,820	4,033
PROBLEM ASSETS	$22,847	$33,805	$23,803

Tier One Capital - Dime Savings Bank of Williamsburgh	$366,593	$359,838	$334,234
Allowance for loan losses	19,468	20,254	19,663
TANGIBLE CAPITAL PLUS RESERVES	$386,061	$380,092	$353,897

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	5.9%	8.9%	6.7%

(4) These loans are expected to be either satisfied, made current or re-financed within the next twelve months, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279